Duma Energy Receives 1.1 Billion Barrel P10 Estimate for Namibia Concession

Operator Issues Updated Namibia Source Rock Study

Houston, TX - Dec 4, 2012 - Duma Energy (OTCBB: DUMA) has received from Hydrocarb Energy Corporation additional results from a recent field outcrop study on its 5.2 million acre concession in northern Namibia. Final lab analyses have indicated significant reservoir porosity as well the presence of degraded crude oil.

In-house resource estimates at the structural Oponono Prospect range from 235 million (P90) up to a potential 1.1 billion (P10) barrels of oil. P50 resources at Oponono Prospect are estimated at 650 million barrels of oil. Additional prospects have been identified including reefs and several structural traps.

Reservoir rock outcrop studies have indicated good lateral extent, thickness, and porosity of target reservoir facies. Porosities in the primary carbonate reservoir objective, Huttenberg Formation, exceed 36% total porosity and range from 22% - 37%.

The partnership is encouraged by the results of the initial prospect evaluation. Oil from probable carbonate sources has been detected in soil samples collected at the previously drilled and tested Etosha 5-1A well and were analyzed and identified by Weatherford Laboratories in Houston, Texas.

The concession blocks (1714A, 1715, 1814A, 1815A) are located in the under-explored and highly prospective Owambo Basin, operated by Hydrocarb Energy and held with partners, Duma Energy with a 39% working interest and Namcor with 10%.

Pasquale Scaturro, President and COO of Hydrocarb, commented, "We believe the Owambo Basin has all the ingredients to become a major new hydrocarbon province. We've discovered several new prospects and significant progress has been made towards identifying source and reservoir rocks. Hydrocarb Energy Corporation is continuing with its aggressive work program, including an airborne magnetic and gravity survey and the planning of new two-dimensional seismic data."

"This marks another milestone for our 5.3 million-acre concession in the Republic of Namibia in southern Africa," stated Jeremy G. Driver, Chief Executive Officer of Duma Energy. "The resources of the Namibian concession increasingly appear to have the potential to add significant value to Duma and its shareholders. We remain very encouraged by the results and look forward to providing our shareholders with even greater insight into these project developments as they become available."

About Duma Energy Corp.

Duma Energy Corp. (OTCBB: DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma also has a significant interest in a 5.3 million-acre concession in the Republic of Namibia in southern Africa. Duma Energy will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website atwww.duma.com

About Hydrocarb Energy Corporation

Hydrocarb Energy Corporation is a privately held energy exploration and production company targeting major under-explored oil and gas projects in emerging, highly prospective regions of the world. With headquarters in Houston, Texas we maintain offices in Abu Dhabi, UAE and Windhoek, Namibia. For further information visit www.hydrocarb.com

Investor Relations
Investor Awareness, Inc.
Tony Schor, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.